Master Government Securities LLC
File Number: 811-21300
CIK Number: 1186241
For the Period Ending: 09/30/2008

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six month period ended September 30, 2008.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/29/2008	$32,717	U.S. Treasury Bill	1.88%	06/05/2008
05/30/2008	13,337	U.S. Treasury Bill	1.88	06/05/2008